Exhibit (j)(2)

          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Columbia Tax-Managed Aggressive Growth Fund and
Columbia Tax-Managed Growth Fund II Class A, B and C Shares Prospectus and the Class Z Shares Prospectuses and in the introduction and under the caption "Independent Accountants/Auditors of the Funds" in the Statement of Additional Information in Post-Effective Amendment Number 74 to the Registration Statement (Form N-1A, No 2-41251) of Columbia Funds Trust I and to the incorporation by reference of our report dated December 9, 2003 on Columbia Tax-Managed Aggressive Growth Fund and Columbia Tax-Managed Growth Fund II included in the Annual Report to Shareholders for the fiscal year ended October 31, 2003.

                                                     ERNST & YOUNG LLP


/s/ Ernst & Young LLP
Boston, Massachusetts
February 25, 2004